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               EL PASO FIELD SERVICES TO ACQUIRE PACIFICORP'S
                  OFFSHORE GATHERING AND PROCESSING ASSETS

        HOUSTON, TEXAS, OCTOBER 28, 1997 - El Paso Field Services Company, a business unit of El Paso Energy Corporation (NYSE:EPG), today announced a significant expansion of its offshore Gulf of Mexico gathering and processing business through the acquisition of 100 percent of the stock of PacifiCorp's (NYSE:PPW) offshore pipeline and processing subsidiaries. PacifiCorp obtained these assets in April 1997 as part of its acquisition of TPC Corporation, which was the largest independent gas gatherer in the offshore Texas Gulf of Mexico. This transaction is expected to close in late November 1997 at a cash purchase price $195 million.

        The principal assets included in the transaction are the Seahawk Shoreline System and Tomcat Pipeline System located in the Matagorda Island area of offshore Texas Gulf of Mexico, the Brazos Area Gathering System, the Galveston Island Gathering System, the Oyster Lake Condensate Stabilization Facility, and the Matagorda Gas Processing Plant near Palacios, Texas. On a combined basis, these systems contain 360 miles of pipeline with diameters up to 24 inches and current throughput of 550 million cubic feet per day (MMcf/d). The Matagorda Gas plant is a cryogenic gas processing plant with throughput of 250 MMcf/d of natural gas produced from the Matagorda Island offshore area.

        "This acquisition significantly expands El Paso Field Services' gathering and processing business and makes the company one of the largest gatherers and processors of offshore gas production," said Robert G. Phillips, president of El Paso Field Services. "These offshore pipelines are strategically located in the western Gulf of Mexico, an area which has seen active drilling and significant new lease activity in recent months. We believe these systems will provide El Paso Field Services with an excellent platform to compete for new deepwater supplies as they are developed in coming years. These pipelines are tied to the Matagorda Gas Processing Plant, one of the largest gas processing plants on the Texas Gulf Coast, and offer excellent downstream access to numerous pipelines, including Tennessee Gas Pipeline and Channel Gas Pipeline, parts of the El Paso Energy family."


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EL PASO FIELD SERVICES ACQUIRES PACIFICORP'S OFFSHORE GATHERING &
PROCESSING ASSETS
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        Upon completion of this transaction, El Paso Field Services will own interests in 16 non-regulated offshore Gulf of Mexico gathering or transmission systems, including its 50 percent ownership in the Viosca Knoll Gathering System located in the active Flextrend play of the eastern Gulf of Mexico. Combined net throughput of El Paso Field Services' offshore assets will increase to more than 1 billion cubic feet per day (Bcf/d), with total company-wide gathering and processing volumes increasing to 3 Bcf/d and 1 Bcf/d, respectively.

        El Paso Energy Corporation provides total energy solutions through five business units: El Paso Natural Gas Company, Tennessee Gas Pipeline Company, El Paso Field Services Company, El Paso Energy Marketing Company and El Paso Energy International Company. With offices worldwide, the company has operations in interstate natural gas transmission, gas gathering and processing, energy marketing, and international energy infrastructure development.

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Contacts:
Media Relations:          Russ Roberts
                          (713) 757-5435
Investor Relations:       Scott Vonderheide
                          (713) 757-4527